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                                                                   EXHIBIT 99.2

SALES TRENDS

Sales comparisons are presented to help investors understand the general tone of Cooper's business. These include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of business trends. Specific questions regarding sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com,
(713) 209-8610.

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Sales for the three months ended on the date shown, compared to the same period in the prior year:

                                   04/30/03       05/31/03      06/30/03       07/31/03       08/31/03      09/30/03
                                   --------       --------      --------       --------       --------      --------
Cooper Industries                   (1-3)%         (0-2)%          1%            1-3%           0-2%           5%
Electrical Products                 (2-4)%         (2-4)%         (0)%           0+/-           0+/-           2%
Tools & Hardware                     3-5%          10-12%          9%            9-11%         8-10%          21%
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OBSERVATIONS ON RECENT SALES TRENDS, FOR THE THREE MONTHS ENDED SEPTEMBER 30,
2003.

COOPER INDUSTRIES
Sales for the three months ended September 30, 2003, increased 5% compared with last year. Translation increased revenue by approximately 2%.

ELECTRICAL PRODUCTS
Sales for the three months ended September 30, 2003, increased 2% compared with last year.

     o Modest improvements in commercial and industrial activity positively impacted sales of hazardous duty electrical construction materials, lighting fixtures and wiring devices.
     o Telecom market demand continued to be soft while electronics market demand improved for circuit protection components.
     o Sales of power systems products were up modestly, a result of increased international sales. Domestic utilities remain reluctant to invest heavily in distribution system improvements.
     o European sales of lighting fixtures and security products increased, primarily reflecting currency translation gains. Real demand for these products was down modestly for the period, reflecting local economic trends.
     o Retail channel sales of lighting fixtures were slower, reflecting inventory adjustments in the channel.
     o   Translation increased revenues by approximately 1%.

TOOLS AND HARDWARE Sales for the three months ended September 30, 2003, improved 21% compared with last year.

     o Overall power tool sales were up significantly, reflecting strong automated assembly equipment and international power tool shipments, offset somewhat by weak North American markets.

     o Sales of hand tools improved compared to the prior period, reflecting the impact of new products in the retail channel.

     o   Translation benefited revenues by approximately 5%.

     NOTE: INCLUDES IMPACTS OF ACQUISITIONS AND DIVESTITURES, WHEN APPLICABLE.